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                                                                   Exhibit 28(b)

                            EXCHANGE AGENT AGREEMENT

                                                             Date: July 10, 2000


ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Ridgefield Park, NJ  07660


Attn:       Reorganization Department


Ladies and Gentlemen:


TrustCo Bank Corp NY, a New York corporation (the "Purchaser"), is offering to exchange any and all shares of Common Stock, $0.01 par value (the "Shares"), of Cohoes Bancorp, Inc, (the "Company"), for shares of the Parent company Common Stock ("TrustCo Shares"), upon the terms and conditions set forth in its Offer to Exchange dated _________ (the "Offer to Exchange") and in the related Letter of Transmittal (which shall include the Internal Revenue Service Form W-9), copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be amended from time to time, constitute the "Offer." The "Expiration Date" for the Offer shall be _________ New York City time, on ________ unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire. All terms not defined herein shall have the same meaning as in the Offer.

            1) EXCHANGE OF SHARES. In your capacity as Exchange Agent, you will receive Exchanges of shares. Subject to the terms and conditions of this Agreement, you are authorized to accept such Exchanges of shares in accordance with the first paragraph hereof and the Letter of Transmittal, and to act in accordance with the following instructions:

               (a) Exchanges of Shares may be made only as set forth in Section ___ of the Offer to Exchange, and Shares shall be considered validly Exchanged to you only if:

               (i) you receive prior to the Expiration Date (x) certificates for such Shares, (or a Confirmation (as defined in paragraph (b) below) relating to such Shares) and (y) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's
Message (as defined in paragraph (b) below) relating thereto; or


               (ii) you receive (x) a Notice of Guaranteed Delivery (as defined in paragraph (b) below) relating to such Shares from an Eligible Institution (as defined in paragraph (b) below) prior to the Expiration Date and (y) certificates for such Shares (or a Confirmation relating to such Shares) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto at or prior to P.M., New York City time, on the third New York Stock Exchange, Inc. (the "NYSE") trading day after the date of execution of such Notice of Guaranteed Delivery; and


               (iii) in the case of either clause (i) or (ii) above, a final determination of the adequacy of the items received, as provided in
Section 4 hereof, has been made by Purchaser.


               (b) For the purpose of this Agreement: (i) a "Confirmation" shall be a confirmation of book-entry transfer of Shares into your account at The Depository Trust Company (the "Book-Entry Transfer Facility") to be established and maintained by you in accordance with Section 3 hereof; (ii) a "Notice of Guaranteed Delivery" shall be a notice of guaranteed delivery substantially



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in the form attached as Exhibit C hereto or a telegram, telex, facsimile transmission or letter substantially in such form, or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and the Exchange Agent, substantially in such form; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice; (iii) an "Eligible Institution" shall be a member firm of a national securities exchange registered with the Securities and Exchange Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States; and
(iv) an "Agent's Message" shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Exchange Agent, to and received by the Exchange Agent and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility exchanging the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any part copy printout evidencing such message generated by a computer terminal maintained at the Exchange Agent's office.


               (c) We acknowledge that in connection with the Offer you may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser and/or the Parent by such Book-Entry Transfer
Facility or participants therein and (iii) you, as Exchange Agent, are authorized to enter into such agreements or arrangements on behalf of the Purchaser and/or the Parent. Without limiting any other provision of this Agreement, you are expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and the Parent and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Parent and the Purchaser.


            2) BOOK-ENTRY ACCOUNT. You shall take steps to establish and, subject to such establishments, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal and Section _____ of the Offer to Purchase.


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            3)    PROCEDURE FOR DEFECTIVE ITEMS.

               (a) You will examine any certificate representing Shares, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or Agent's Message and any other document required by the Letter of Transmittal received by you to determine whether you believe any Exchange may be defective. In the event you conclude that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or other document has been improperly completed, executed or transmitted, any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions) or if some other irregularity in connection with the Exchange of Shares exists, you are authorized subject to
Section 4(b) hereof to advise the Exchanging stockholder, or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity, but you are not authorized to accept any Exchange of fractional Shares, any Exchange not in accordance with the terms and subject to the conditions set forth in the Offer, or any other Exchange which you deem to be defective, unless you shall have received from the Purchaser the Letter of Transmittal which was surrendered (or if the Exchange was made by means of a Confirmation containing an Agent's Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such Exchange has been cured or waived and that such Exchange has been accepted by the Purchaser.

               (b) Promptly upon your concluding that any Exchange is defective, you shall, after consultation with and on the written instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person Exchanging such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the certificates involved to such person in the manner described in Section 11 hereof. The Purchaser shall have full discretion to determine whether any Exchange is complete and proper and shall have the absolute right to reject any or all Exchanges of any particular Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such Exchanges may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that you shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the Exchange of any particular Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any Exchange is complete and proper) shall be final and binding.

               (c) If less than all of the Shares validly Exchanged pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, the Purchaser shall provide you with instructions regarding proration as soon as practicable. You agree to maintain accurate records as to all Shares Exchanged prior to or on the Expiration Date.

            4) NOTICE OF WITHDRAWAL. You will return to any person Exchanging Shares, in the manner described in Section 10 hereof, any certificates representing Shares Exchanged by such person but duty withdrawn pursuant to the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Offer to Purchase at your address set forth on the back page of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and, if the certificates representing such Shares have been delivered or otherwise identified to you, the name of the registered holder(s) of such Shares as set forth in such certificates. If the certificates have been delivered to you, then prior to the release of such certificates the Exchanging stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. You are authorized and directed to examine any notice of withdrawal to determine whether you believe any such notice may be defective. In the event you conclude that any such notice is defective you shall,


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after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares so withdrawn shall no longer be considered to be properly exchanged unless such Shares are re-Exchanged prior to the Expiration Date pursuant to the Offer to Purchase.

            5) AMENDMENT/EXTENSION OF OFFER. Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective upon notice to you from the Purchaser given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that you may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify you of such termination.

            6) REPORT OF EXCHANGE ACTIVITY. At 11:00 a.m. New York City time, or as promptly as practicable thereafter on each business day, or more frequently if reasonably requested as to major tally figures, you shall advise each of the parties named below by telephone as to, based upon your preliminary review (and at all times subject to final determination by Purchaser), as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the number of Shares duly Exchanged on such day; (ii) the number of Shares duly Exchanged represented by certificates physically held by you on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery on such day; (iv) the number of Shares withdrawn on such day; and (v) the cumulative totals of Shares in categories (i) through (iv) above through 12:00 noon, New York City time, on such day:

               (a) William  Terry,  Phone (518)  381-3611,  Fax (518)
381-3668, email wft@trustcobank.com

               (b)

               (c)

            You shall furnish to each of the above-named persons a written report confirming the above information which has been communicated orally on the day following such oral communication as well as any other information reasonably requested from time to time. You shall furnish to the Dealer-Manager (as defined in the Offer to Purchase), the Information Agent (as defined in the Offer to Purchase) and the Purchaser, such reasonable information, to the extent such information has been furnished to you, on the Exchanging stockholders as may be requested from time to time.

            You shall furnish to the Purchaser, upon request, master lists of Shares Exchanged for purchase, including an A-to-Z list of the Exchanging stockholders.

            7) DATE/TIME STAMP. Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

            8) DISTRIBUTION ENTITLEMENTS.

               (a) If under the terms and conditions set forth in the Offer to Exchange the Purchaser becomes obligated to accept Shares Exchanged and issue TrustCo Shares, upon instruction by the Purchaser and as promptly as practicable, but in any event not later than 5:00 p.m., New York City time, on the fifth NYSE trading day after the latest of: (i) the Expiration Date; (ii) the physical receipt by you of a certificate or certificates representing Exchanged Shares (in proper form for transfer by delivery), a properly completed and duly executed Letter of

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Transmittal (or a facsimile thereof or a Confirmation including an
Agent's Message and any other documents required by the Letter of Transmittal; and (iii) the deposit by the Purchaser with you of sufficient TrustCo Shares, subject to the terms and conditions the Offer, all stockholders for whom TrustCo Shares are to be issued, less any adjustments required by the terms of the Offer, and all applicable tax withholdings, you shall, subject to Section 15 hereof, deliver or cause to be delivered to the Exchanging stockholders and designated payees, consistent with this Agreement and the Letter of Transmittal, certificates representing the TrustCo Shares for the Shares theretofore properly Exchanged under the terms and conditions of the Offer. The Purchaser will also deposit with you on your request federal or other immediately available funds in an amount equal to the total stock transfer taxes or other governmental charges, if any, payable in respect of the transfer or issuance to the Purchaser or its nominee or nominees of all Shares so exchanged. Upon request by the Purchaser you will apply to the proper authorities for the refund of money paid on account of such transfer taxes or other governmental charges. On receipt of such refund, you will promptly pay over to the Purchaser all money refunded.

               (b) At such time as you shall be notified by the Purchaser, you shall request the transfer agent for the Shares to effect the transfer of all Shares exchanged pursuant to the Offer and to issue certificates for such Shares so transferred, in accordance with written instructions from the Purchaser, and upon your receipt thereof notify the Purchaser. The
Purchaser shall be responsible to arrange for delivery of the certificates.

            9)    TAX REPORTING.

               (a) On or before January 31st of the year following the year in which the Purchaser accepts Shares for payment, you will prepare and mail to each Exchanging stockholder whose Shares were accepted and received any cash for fractional TrustCo Shares, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations ("Foreign Stockholders"), a Form 1099-B reporting the amount of the fractional TrustCo Share payment as of the date such payment occurred. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before February 28th of the year following the year in which the Shares are accepted for exchange.

               (b) You will deduct and withhold 31% backup withholding tax from the fractional TrustCo Share price payable with respect to such fractional shares by any stockholder, other than a Foreign Stockholder, who has not properly provided you with his taxpayer identification number, in accordance with Treasury Regulations.

               (c) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

            10) RETURN OF SHARES. If, pursuant to the terms and conditions of the Offer, the Purchaser has notified you that it does not accept certain of the Shares Exchanged or purported to be Exchanged or a stockholder withdraws any Exchanged Shares, you shall promptly return the deposited Certificates for such Shares, together with any other documents received, to the person who deposited the same. Certificates for such unpurchased Shares shall be forwarded by you, at your option, by: (i) first class mail under a blanket surety bond protecting you, the Purchaser and the Parent from losses or liabilities arising out of the non-receipt or nondelivery of such Shares; or
(ii) registered mail insured separately for the value of such Shares. If any such Shares were Exchanged or purported to be exchanged by means of a Confirmation containing an Agent's Message, you shall notify the Book-Entry Transfer Facility that transmitted said Confirmation of the Purchaser's decision not to accept the Shares.

            11) INSTRUCTIONS. Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Purchaser, the Parent, the Dealer-Manager or the


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Information Agent, as the case may be, as soon as practicable.  You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

            12) FEES. Whether or not any Shares are Exchanged or the Offer is consummated, for your services as Exchange Agent hereunder we shall pay to you compensation in accordance with the fee schedule attached as Schedule 1 hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of your counsel.

            13) AUTHORIZATIONS AND PROTECTIONS. As Exchange Agent hereunder you:

               (a) shall have no duties or obligations other than those specifically set forth herein or in Exhibits A, B, and C hereto, or as may subsequently be agreed to in writing by you and the Purchaser or the Parent;

               (b) shall have no obligation to make payment for any Exchanged Shares unless the Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

               (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby deposited with you or Exchanged through an Agent's Message hereunder and will not be required to and will make no representations as to or be responsible for the validity, sufficiency, value, or genuineness of the Offer;

               (d) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and, where the taking of such action might in your judgment subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

               (e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, Agent's Message or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

               (f) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to your actions as Exchange Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Purchaser or the Parent;

               (g) may consult counsel satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

               (h) shall not be called upon at any time to advise any person Exchanging or considering Exchanging pursuant to the Offer as to the wisdom of making such Exchange or as to the market value of any security Exchanged thereunder;

               (i) may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder;

               (j) shall not be liable or responsible for any recital or statement contained in the Offer or any other documents relating thereto;

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               (k) shall not be liable or responsible for any failure of
the Purchaser or the Parent to comply with any of their respective obligations relating to the Offer, including without limitation obligations under applicable securities laws;

               (l) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including without limitation the Dealer-Manager or Information Agent; and

               (m) shall not be. liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from a Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication.

            14)   INDEMNIFICATION.

               (a) The Purchaser and the Parent jointly and severally indemnify and hold you harmless from and against any loss, liability, claim or expense ("Loss") arising out of or in connection with your duties under this Agreement, including the costs and expenses of defending yourself against any Loss, unless such Loss shall have, been determined by a court of competent jurisdiction to be, a result of your gross negligence or intentional misconduct. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever
(including but not limited to lost profits), even if you have been advised of the likelihood of such damages and regardless of the form of action. Any liability of ChaseMellon will be limited to the amount of fees paid by Client hereunder.

               (b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or your duties hereunder or the rights of the Purchaser or Parent of any stockholders surrendering certificates for Shares pursuant to the Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Purchaser and Parent and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

            This section shall survive termination of this Agreement.

            15) TERMINATION. Unless terminated earlier by the parties hereto, this Agreement shall terminate upon (a) Purchaser's termination or withdrawal of the Offer, (b) if Purchaser does not terminate or withdraw the Offer, the date which is twelve months after the later of (i) your sending of TrustCo Share certificates to Exchanging stockholders in accordance with Section 9(a) hereof and (ii) your delivery of certificates to the Purchaser in accordance with
Section 9(b) hereof or (c) if not terminated or withdrawn earlier, the date which is twelve months after the date of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Purchaser any certificates, funds or property then held by you as Exchange Agent under this Agreement, and after such time any party entitled to such certificates, funds or property shall look solely to the Purchaser and not the Exchange Agent therefore, and all liability of the Exchange Agent with respect thereto shall cease, provided, however, that the Exchange Agent, before being required to make such delivery to the Purchaser, may at the expense of the Purchaser cause to be published in a newspaper of general circulation in the City of New York, or mail to each person who has Exchanged Shares but not received payment, or both, notice that such certificates, funds or property remain unclaimed and that after a date specified therein, which shall not be less than 30 days from the date of publication or mailing, any unclaimed balance of such certificates, funds or property will be delivered to the Purchaser.

            16) REPRESENTATIONS, WARRANTIES AND COVENANTS. Purchaser and Parent each represent, warrant and covenant that (a) they are each duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, (b) the making and consummation of the Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Purchaser or the Parent or any indenture, agreement or instrument to which either is a party or is bound, (c) this Agreement has been duly executed and delivered by the Purchaser and the Parent and constitutes the legal, valid, binding and enforceable obligation of each, (d) the Offer will comply in all material respects with all applicable requirements of law and (e) to the best of their knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Offer.

            17) SPECIMEN SIGNATURES. Set forth in Exhibit D hereto is a list of the names and specimen signatures of the persons authorized to art for the Parent and Purchaser under this Agreement. The Secretary of each of the Parent and Purchaser shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Parent and Purchaser, as the case may be, under this Agreement.

            18) NOTICES. All notices, requests and other communications shall be in writing and sent or delivered to the addresses indicated on the signature page hereof.

            19)   MISCELLANEOUS.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws rules or principles.

               (b) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

               (c) In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to the duties, liabilities and rights, including without limitation compensation and indemnification, of you as Exchange Agent, which shall be controlled by the terms of this Agreement.

               (d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

               (e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

               (f) This Agreement may not be assigned by any party without the prior written consent of all parties.

               (g) You shall not be liable for any failure or delay arising out of conditions beyond your reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

            Please acknowledge receipt of this Letter, the Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery, and confirm the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement among us.

                                               Very truly yours,
                                               TrustCo Bank Corp NY

                                               By: /s/ William F. Terry
                                                   ----------------------------
                                                   Name:  William F. Terry
                                                   Title:  Secretary
                                                   Address for notices:
                                                   320 State Street
                                                   Schenectady, NY 12305

Accepted and agreed to by:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
as EXCHANGE AGENT

By:
   -----------------------------------------
Name:  Joseph Carraturo
Title:  Assistant Vice President
Address for notices:
85 Challenger Rd.
Ridgefield Park, NJ 07660

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Exhibit A Offer to Purchase
Exhibit B Letter of Transmittal
Exhibit C Notice of Guaranteed Delivery

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                                   SCHEDULE 1
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                Schedule of Fees
                                       as
                                 Exchange Agent

===============================================================================

    I. Acceptance Fee (this fee includes the preparation of our $5,000.00 standard daily report)


    II.     Examining Letters of Transmittal and accompanying            $14.00
            securities Each

    III.    Items requiring additional handling (legal items, option   $11.00
            items, correspondence items, partial Exchanges, window items, and items not providing a taxpayer identification number), each



    IV.     Guarantee items and Withdrawal items, each                   $11.00

    V.      Preparing and filing Form 1099B with Exchanging            Included
            stockholder and appropriate government agencies, each

    VI.     Back-up  withholding 31% of purchase price as tax, where   Included
            applicable, each

    VII.    Calculating pro-rata items, each                                N/A

    VIII.   Midnight Expirations, each                                $2,500.00

    IX.     Extensions of Offer, each                                 $2,500.00

     X.      Special Services                                      By Appraisal

    XI.     Out-of-pocket expenses, including overtime, printing,    Additional
            postage Stationary, telephone expense, etc.


            If the aggregate amount of the fees charged as described above, exclusive of Special Services and out-of-pocket expenses, is less than $20,000.00, such fees shall not be payable and a total fee of $20,000.00 shall be payable in lieu of such fees.

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                                    EXHIBIT B

                             (Company's Letterhead)

Name    Position                                            Specimen Signatures


                                       12